EXHIBIT 99

Media:
Elizabeth Castro
(312) 240-4567
Investor Relations:
Doug Ruschau
(312) 240-3818

130 E. Randolph Dr.
Chicago, Illinois 60601

For Immediate Release
January 27, 2006

Peoples Energy Reports Preliminary Fiscal 2006 First Quarter Results
Results Reflect $91.7 Million Pre-Tax Charge Related to
Settlement of 2000-2004 Gas Charge Proceedings

CHICAGO - Peoples Energy (NYSE: PGL) today reported a preliminary first quarter 2006 loss of $0.51 per diluted share, compared to earnings of $0.59 per diluted share for the comparable period last year. The operating loss for the quarter was $24.4 million compared to $46.4 million of operating income in fiscal 2005. The quarter included a $91.7 million pre-tax charge ($1.44 per share after tax) related to a settlement of the Company's gas charge proceedings for 2000 through 2004 that have been pending before the Illinois Commerce Commission, as well as related civil litigation. Last year's first quarter included an $11.2 million charge related to the Company's 2004 organizational restructuring.

Results are summarized below in accordance with generally accepted accounting principles (GAAP) and on an ongoing (non-GAAP) basis before the impact of charges related to the settlement and restructuring*.

	Three Months Ended December 31,
	($ millions, except per share amounts)
			Restructuring
	Ongoing		and Settlement		As Reported
	(non-GAAP)		Charges		(GAAP)
	2005	2004	2005	2004	2005	2004
Operating Income (Loss)
Gas Distribution	$ 50.7	$ 49.7	$ (91.7)		$ (41.0)	$ 49.7
Oil and Gas Production	11.4	8.6			11.4	8.6
Energy Marketing	9.8	2.4			9.8	2.4
Energy Assets	(0.2)	-			(0.2)	-
Corporate and Other	(4.4)	(3.1)		$ (11.2)	(4.4)	(14.3)
	$ 67.3	$ 57.6	$ (91.7)	$ (11.2)	$ (24.4)	$ 46.4

Net Income (Loss)	$ 35.8	$ 29.2	$ (55.3)	$ (6.8)	$ (19.5)	$ 22.5

Net Income (Loss) per diluted share	$ 0.93	$ 0.77	$ (1.44)	$ (0.18)	$ (0.51)	$ 0.59

_________________________________________________________________________________________________________

* Management believes that ongoing results are useful for year over year comparisons since charges of the magnitude associated with the settlement and 2004 organizational restructuring are infrequent and affect the comparability of operating results. Ongoing results are used internally to measure performance and in reports for management and the board of directors.

"Absent the impact of the settlement charge, ongoing operating results for the quarter were encouraging," said Thomas M. Patrick, Chairman, President, and CEO of Peoples Energy. "In particular, our energy marketing segment had a very strong quarter, and oil and gas production volumes are on track with expectations. In addition, the settlement of our long-standing gas charge proceedings, if approved by the Illinois Commerce Commission, will remove a major uncertainty that has been facing the company for several years."

Notable items for the quarter include the following:

  As previously announced, the Company reached a settlement with certain intervenors in its gas charge proceedings for 2000 through 2004 that have been pending before the Illinois Commerce Commission ("Commission"), as well as related civil litigation. Additional information regarding the settlement, which is subject to Commission approval, can be found in the Company's press release dated January 17, 2006. As a result of the settlement, the Company recorded a $91.7 million pre-tax charge ($1.44 per share after tax) in the first quarter. The charge reflects $100 million in expected refunds to customers over the next two years and $5 million related to the first year funding of conservation program costs and is net of approximately $13 million in previously recorded liabilities related to the cases.
  Gas Distribution deliveries increased 6% from the year-ago period, reflecting 10% colder weather and slightly lower weather-normalized demand. The positive impact of higher gas deliveries on operating income was mostly offset by higher Gas Distribution operating expenses, most notably higher bad debt expense primarily attributable to record high natural gas prices and their corresponding impact on revenues.
  Energy Marketing operating income increased $7.4 million compared to the year-ago period, primarily due to higher wholesale marketing margins partially offset by a $2.4 million net increase in unrealized fair value accounting losses.
  Oil and Gas Production volumes, while down from a year ago, modestly exceeded expectations for the quarter despite some lingering adverse impacts from last September's hurricanes.
  The Company realized a pre-tax gain of $9.6 million from the sale of oil and gas assets by its 30%-owned equity investment, EnerVest. The Company also recorded a $1.8 million pre-tax impairment charge related to the pending sale of its Valencia power development site in New Mexico.
  Effective in fiscal 2006, the Company's primary business segments were reorganized and will be reported as follows: Gas Distribution (including Peoples Gas hub operations, formerly included as part of Midstream Services), Oil and Gas Production, Energy Assets (primarily power generation), and Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively).

Gas Distribution. Operating loss for the first quarter was $41.0 million, compared to $49.7 million of income last year. Results reflect the $91.7 million pre-tax settlement charge noted earlier. Absent this impact, ongoing operating income totaled $50.7, up $1.0 million compared to the year ago period, due primarily to colder weather offset by higher operating expenses.

Weather for the quarter, which approximated normal, was 10% or 216 degree days colder than the same period last year. Deliveries increased 6% to 71 Bcf, with estimated weather-normalized demand down 2% from a year ago. The increase in operating expenses was due primarily to higher bad debt expense ($4.7 million) and higher pension expense ($2.0 million). Bad debt expense was negatively impacted by record high natural gas prices and their corresponding impact on revenues, which were approximately $200 million higher than last year. Higher pension expense primarily reflects a lower discount rate used to value the pension liability as of the Company's June 30, 2005 valuation date, as previously disclosed. Results for the quarter benefited from lower depreciation expense ($1.9 million) due to the implementation of new depreciation rates in the third quarter of fiscal 2005.

Oil and Gas Production. Operating income increased to $11.4 million from $8.6 million a year ago due to a $9.6 million gain associated with the sale of assets at the Company's EnerVest partnership, offset by lower production volumes and increased operating costs. Average daily production was 9% below the year-ago period, primarily reflecting the normal decline rate of existing production and the increased number of wells drilled which are lower rate, longer life opportunities. While lower than a year ago, production modestly exceeded plan. During the first quarter, the Company drilled 12 wells with a success rate of 100%. Despite a significant increase in NYMEX gas prices, the net realized gas price increased only slightly due to a high percentage of hedged production and the impact of much wider than normal basis differentials, including a $2.0 million unrealized mark-to-market accounting loss related to hedge ineffectiveness. Approximately 86% of the Company's first quarter production had been previously hedged. As of December 31, 2005, approximately 70-80% of estimated remaining fiscal 2006 natural gas production was hedged.

The following table summarizes first quarter operating statistics for the Oil and Gas Production segment:

	Three Months Ended December 31,
			%
	2005	2004	Change
Average daily production:
Gas (MMCFD)	58.0	62.5	(7.2%)
Oil (MBD)	1.0	1.4	(28.6%)
Gas equivalent (MMCFED)	64.0	70.7	(9.5%)

Average sales price:
Gas ($/MCF)	$ 4.56	$ 4.42	3.2%
Oil ($/BBL)	$ 29.78	$ 30.03	(.8%)
Gas equivalent ($/MMCFE)	$ 4.59	$ 4.49	2.2%

Percentage hedged:
Gas	86%	96%	(10.4%)
Oil	81%	83%	(2.4%)

Energy Marketing. Operating income totaled $9.8 million, an increase of $7.4 million from a year ago. Retail marketing results were essentially flat. Wholesale marketing results increased approximately $10.1 million, reflecting the margin benefit from high gas price volatility on transportation and storage activity as well as entry into new markets in the Northeast. Results for the segment also included an unrealized $2.2 million fair value accounting loss associated with certain wholesale and retail marketing activities. Most of these losses are expected to reverse over the course of the year as the underlying transactions are settled. The earnings volatility resulting from mark-to-market accounting can be significant from period to period, even when the underlying economic position is unchanged.

Energy Assets. An operating loss of $0.2 million was incurred in the first quarter, compared to break-even in the year-ago period. Results included a $1.8 million asset impairment provision related to the pending sale of the Company's Valencia power generation development site in the second quarter. Most of the capacity revenues related to electric power generation are recognized in the June to September period, typically resulting in seasonal operating losses for this segment during the first two quarters.

Corporate and Other. Absent the $11.2 million restructuring charge recognized in the year-ago period, ongoing Corporate and Other expenses increased $1.3 million compared to last year. The increase was primarily due to higher labor related costs.

Financial. Interest expense increased $0.7 million compared to a year ago due primarily to higher interest rates, offset by lower short-term borrowings. The effective tax rate on ongoing income was about 35% compared to 36.5% last year. At December 31, 2005, total debt was 57% of total debt plus equity, up from 55% a year ago. The increase is primarily attributable to the impact of the settlement charge on equity balances and higher unrealized losses reflected in Accumulated Other Comprehensive Income. Management does not believe the gas reconciliation settlement will materially impact the Company's liquidity or its ability to fund its strategic initiatives and capital expenditures.

Outlook. "Peoples Energy posted solid first quarter results," said Patrick. "Extremely warm January weather and continued high gas prices will put pressure on full year utility income. Our pending rate relief filings will propose reforms that would address these issues and should position the gas distribution segment for improved profitability and returns in the future. We also are continuing to actively pursue growth opportunities in our diversified businesses. At this point, we are maintaining our ongoing fiscal 2006 earnings estimate of $2.25 to $2.45 per share (or $0.80 to $1.00 per share on a GAAP basis). Absent a return to more normal second quarter weather, our outlook would likely shift to the low end of this range."

Key assumptions underlying the earnings forecast include actual weather through January, no further deterioration in utility bad debt expense, and a mid-year oil and gas acquisition.

Earnings Conference Call. Peoples Energy will hold a conference call to discuss financial results for the first quarter of fiscal 2006 on Friday, January 27, 2006, at 9:30 a.m. Central (10:30 a.m. Eastern). To listen to the webcast live or in replay visit the "Investors" section of the Peoples Energy website at www.PeoplesEnergy.com and select the Live Webcast icon on the Corporate Overview page. A replay of the call can also be accessed by dialing 1-800-642-1687, reference number 3594682. The telephone replay will be available approximately two hours after completion of the call through January 31, 2006. The webcast replay will be available through January 2007.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Energy Assets, Energy Marketing and Corporate and Other. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy website at PeoplesEnergy.com.

Forward-Looking Information. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, the words "may", "could", "project", "believe", "anticipate", "estimate", "plan", "forecast", "will be", and similar words identify forward-looking statements. Actual results could differ materially from such expectations because of many uncertainties, including, but not limited to: adverse decisions in proceedings before the Illinois Commerce Commission concerning the prudence review of the utility subsidiaries' gas purchases; failure by the Illinois Commerce Commission to approve the gas charge proceedings settlement agreement between the Company and certain intervenors concerning such proceedings; the future health of the United States and Illinois economies; the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, interest expense and earnings from the oil and gas production segment; adverse resolution of material litigation; effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties; regulatory developments in the United States, Illinois and other states where the Company does business; changes in the nature of the Company's competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors; operational factors affecting the Company's gas distribution, energy assets and oil and gas production segments; Aquila Inc.'s financial ability to perform under its power sales agreements with Elwood Energy LLC; drilling and production risks and the inherent uncertainty of oil and gas reserve estimates; weather related energy demand; the application of, or changes in, accounting rules or interpretations; and terrorist activities. Also, projections to future periods of the effectiveness of internal control over financial reporting are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Some of the uncertainties that may affect future results are discussed in more detail in Peoples Energy's most recent Form 10-K/A filed with the SEC under Item 1 - Business, Item 1A - Risk Factors and Item 7 - Management's Discussion and Analysis, as such information may be updated by subsequent filings under the Securities Exchange Act of 1934. All forward-looking statements included in this press release are based upon information presently available, and Peoples Energy assumes no obligation to update any forward-looking statements.

# # # #

(Financial Tables Follow)

		Preliminary
PEOPLES ENERGY CORPORATION
FINANCIAL HIGHLIGHTS
(Unaudited)

Financial Data
	Three Months Ended December 31,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$1,052,386	$737,411

Equity Investment Income	$10,483	$888

Operating Income (Loss)	($24,431)	$46,413

Net Income (Loss)	($19,481)	$22,476

Earnings (Loss) Per Share - Basic	($0.51)	$0.59

Earnings (Loss) Per Share - Diluted	($0.51)	$0.59

Average Shares Outstanding - Basic	38,245	37,816

Average Shares Outstanding - Diluted	38,378	37,993

Common Stock Data
	December 31,
	2005	2004
Annualized dividend rate	$2.18	$2.16
Dividend yield	6.2%	4.9%
Book value per share	$20.95	$23.34
Market price	$35.07	$43.95
Market price as a percent of book value	167%	188%

Peoples Energy Corporation		Preliminary

Summary of Selected Operating Data (Unaudited)

	Three Months Ended
	December 31,
	2005	2004

Gas Distribution Margin (in thousands)
Total Gas Distribution revenues	$ 728,989	$ 520,058
Less: Gas costs	517,151	329,604
Gross margin (1)	211,838	190,454
Less: Revenue taxes and surcharges	59,997	45,964
Environmental costs recovered	11,296	8,982
Net margin (1)	$ 140,545	$ 135,508

Gas Distribution Deliveries (MDth)
Gas sales
- Residential	37,183	35,037
- Commercial	6,262	5,793
- Industrial	1,235	1,146
Transportation	26,093	24,868
Total Distribution Deliveries	70,773	66,844
Hub delivery volumes	5,070	6,745

Weather
Heating degree days - actual	2,299	2,083
Heating degree days - percent colder (warmer) than normal	0.4%	(8.6%)

Number of Gas Distribution Customers (average)
Gas sales
- Residential	876,589	877,841
- Commercial	45,698	45,282
- Industrial	2,837	2,834
Transportation	29,784	24,074
Total Gas Distribution Customers	954,908	950,031

Energy Marketing
Wholesale gas volumes sold (MDth)	9,908	10,907
Retail gas volumes sold (MDth)	15,086	14,788
Number of retail gas customers (at December 31)	23,552	24,663
Retail electric volumes sold (Mwh)	399,715	333,401
Number of retail electric customers (at December 31)	2,307	1,954
Total retail customers (at December 31)	25,859	26,617

Employees (at December 31)
Gas Distribution	1,692	1,693
Diversified Businesses	131	129
Corporate Support	346	318
Total Employees	2,169	2,140

Megawatt Capacity (at December 31)	800	805

(1) As used above, net margin is not a financial measure computed under GAAP. Gross margin is the GAAP measure most closely related to net margin. Management believes net margin to be useful in understanding the Gas Distribution segment's operations because the utility subsidiaries are allowed, under their tariffs, to recover gas costs, revenue taxes and environmental costs from their customers on a dollar-for-dollar basis.

Peoples Energy Corporation			Preliminary

Summary of Selected Operating Data (Unaudited) (continued)
		Three Months Ended
		December 31,
		2005	2004
Oil and Gas Production
Average daily production:
Gas (MMCFD)		58.0	62.5
Oil (MBD)		1.0	1.4
Gas equivalent (MMCFED)		64.0	70.7

Average index price:
Gas ($/MMBTU) - Henry Hub		$ 13.00	$ 7.07
Oil ($/BBL)		$ 60.02	$ 48.28

Average hedge price:
Gas ($/MMBTU)		$ 5.09	$ 4.84
Oil ($/BBL)		$ 27.65	$ 25.95

Percentage hedged:
Gas		86%	96%
Oil		81%	83%

Average sales price: (1)
Gas ($/MCF)		$ 4.56	$ 4.42
Oil ($/BBL)		$ 29.78	$ 30.03
Gas Equivalent ($/MCFE)		$ 4.59	$ 4.49

Oil & Gas Production
Hedge Position (2)
	Volume Hedged (MMBTU)/(MBO)	Wtd. Avg. Prices ($MMBTU)/($BBL)
Remaining FY 2006 Hedge Position (January - September)
Gas
Swaps (61%)	7,399,500	$5.09
Collars (39%)	4,777,500	$4.47 - $5.56
	12,177,000 (3)	$4.85 - $5.27
Oil
Swaps	224 (4)	$27.65

(1) Reflects the impact of all hedges, including mark-to-market derivatives as well as basis differentials, transportation, gathering and mmbtu/mcf conversion and are not NYMEX-equivalent prices.
(2) As of January 1, 2006.
(3) Approximately 70-80% based on projected 2006 production.
(4) Approximately 75-85% based on projected 2006 production.

Peoples Energy Corporation		Preliminary

Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	December 31,
(In Thousands, Except Per-Share Amounts)	2005	2004

Revenues	$1,052,386	$737,411

Operating Expenses:
Cost of energy sold	796,427	508,892
Gas charge settlement	91,668	-
Operation and maintenance, excluding restructuring and environmental costs	87,979	79,343
Restructuring costs	-	11,207
Environmental costs	11,296	8,982
Depreciation, depletion and amortization	29,014	30,344
Taxes, other than income taxes	68,734	53,046
Impairments and losses on property sales	2,182	72
Total Operating Expenses	1,087,300	691,886

Equity investment income	10,483	888

Operating Income (Loss)	(24,431)	46,413

Other income and expense - net	1,313	913

Interest expense	13,223	12,510

Income (Loss) Before Income Taxes	(36,341)	34,816

Income tax expense (benefit)	(16,860)	12,340

Net Income (Loss)	$ (19,481)	$ 22,476

Average Shares of Common Stock Outstanding
Basic	38,245	37,816
Diluted	38,378	37,993
Earnings (Loss) Per Share of Common Stock
Basic	$ (0.51)	$ 0.59
Diluted	$ (0.51)	$ 0.59

Peoples Energy Corporation		Preliminary

Consolidated Balance Sheets (Unaudited)

(In Thousands) At December 31,	2005	2004

Assets
Capital Investments:
Property, plant and equipment	$ 3,245,695	$ 3,150,362
Less - Accumulated depreciation, depletion
and amortization	1,291,208	1,247,190
Net property, plant and equipment	1,954,487	1,903,172
Investments in equity investees	114,144	124,633
Other investments	24,269	24,288

Total Capital Investments - Net	2,092,900	2,052,093

Customer Accounts Receivable - net of reserves	668,331	480,371
Other Current Assets	463,369	320,174
Total Current Assets	1,131,700	800,545

Other Assets	530,043	467,654

Total Assets	$ 3,754,643	$ 3,320,292

Capitalization and Liabilities
Common Stockholders' Equity:
Common stock	$ 412,935	$ 396,352
Treasury stock	(6,677)	(6,677)
Retained earnings	505,821	553,015
Accumulated other comprehensive income (loss)	(109,974)	(58,897)

Total Common Stockholders' Equity	802,105	883,793
Long-Term Debt	895,210	897,207

Total Capitalization	1,697,315	1,781,000

Current Liabilities
Commercial paper	177,269	172,049
Accounts Payable	421,901	210,943
Other Current Liabilities	488,961	332,438
Total Current Liabilities	1,088,131	715,430

Deferred Credits and Other Liabilities	969,197	823,862

Total Capitalization and Liabilities	$ 3,754,643	$ 3,320,292

						Preliminary
Peoples Energy Corporation

Business Segments (Unaudited)

	Gas	Oil and Gas	Energy	Energy	Corporate and
(In Thousands)	Distribution	Production	Marketing	Assets	Other	Adjustments	Total
Three Months Ended December 31, 2005
Revenues	$ 728,989	$ 27,058	$ 294,870	$ 2,607	$ -	$ (1,138)	$ 1,052,386
Depreciation, depletion and amortization	15,125	13,053	442	110	284	-	29,014
Equity investment income	-	9,585	-	831	67	-	10,483
Operating income (loss) (1)	(40,954)	11,394	9,764	(219)	(4,416)	-	(24,431)
Three Months Ended December 31, 2004
Revenues	$ 520,058	$ 29,200	$ 187,547	$ 2,517	$ -	$ (1,911)	$ 737,411
Depreciation, depletion and amortization	16,992	12,586	430	122	214	-	30,344
Equity investment income (loss)	-	1,086	-	(460)	262	-	888
Operating income (loss) (2)	49,674	8,591	2,364	7	(14,223)	-	46,413
Fiscal Year Ended September 30, 2005
Revenues	$ 1,688,674	$ 100,602	$ 805,515	$ 9,482	$ -	$ (4,688)	$ 2,599,585
Depreciation, depletion and amortization	61,894	45,764	1,797	485	980	-	110,920
Equity investment income (loss)	-	2,403	-	20,944	7,885	-	31,232
Operating income (loss) (3)	137,335	16,853	13,471	20,488	(20,001)	-	168,146

(1) Gas Distribution results include the effects of the $91.7 million gas charge settlement.

(2) Corporate and Other results include the effects of $11.2 million in charges for the first quarter of fiscal 2005 related to the company's 2004 organizational restructuring.

(3) Corporate and Other results include the effects of $13.1 million in charges for the fiscal year ended September 30, 2005 related to the Company's 2004 organizational restructuring.

Effective in fiscal 2006, the Company's primary business segments were reorganized and reported as follows: Gas Distribution (including Peoples Gas hub operations) formerly included as part of Midstream Services). Oil and Gas Production, Energy Assets (primarily Power Generation), and Energy Marketing (both retail and wholesale activity, formerly included as Retail Energy Services and part of Midstream Services, respectively.) All periods have been reclassified to conform with the current presentation.